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                                                                    EXHIBIT 12.2


                  NEWMONT MINING CORPORATION AND SUBSIDIARIES
        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                          PREFERRED STOCK DIVIDENDS
                      (Amounts in thousands except ratios)
                                  (Unaudited)


                                                           Three Months Ended
                                                             March 31, 1994
                                                           ------------------
Earnings:
  Income before income taxes                                     $22,554

  Adjustments:
    Net interest expense (1)                                         165
    Amortization of capitalized interest                             484
    Portion of rental expense representative
     of interest                                                     178
    Minority interest of majority-owned
     subsidiaries that have fixed charges                          2,130
    Undistributed income of less than 50%
     owned entities                                               (1,460)
                                                                 -------
                                                                 $24,051
                                                                 =======

Fixed Charges:
  Net interest expense (1)                                       $   165
  Preferred stock dividends (2)                                    4,114
  Capitalized interest                                             4,750
  Portion of rental expense representative
   of interest                                                       178
                                                                 -------
                                                                 $ 9,207
                                                                 =======

Ratio of earnings to combined fixed charges
  and preferred stock dividends                                     2.6
                                                                 =======



(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.
(2) Increased to represent pretax earnings which would be required to cover such dividend requirements.





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